Exhibit 99.1

Contacts:	Amy Glynn/Nick Laudico
Devra Shapiro	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7030
(818) 766-3502	aglynn@theruthgroup.com
nlaudico@theruthgroup.com

IPC The Hospitalist Company Reports Second Quarter 2010 Results

North Hollywood, CA — July 26, 2010 — IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights (comparisons are to second quarter 2009):

•	Net revenue increased 17% to $87.6 million, with same-market area net revenue growth of 12%

•	Patient encounters increased 16% to 920,000

•	Income from operations rose 27% to $8.9 million

•	Operating margin improved 80 basis points to 10.2%

•	Net income increased 32% to $5.4 million, or $0.33 per diluted share

Six Months Ended June 30, 2010 Highlights (comparisons are to six months ended June 30, 2009):

•	Net revenue increased 16% to $175.3 million, with same-market area net revenue growth of 11%

•	Patient encounters increased 15% to 1,847,000

•	Income from operations rose 26% to $18.3 million

•	Operating margin improved 80 basis points to 10.5%

•	Net income increased 29% to $11.2 million, or $0.67 per diluted share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “Our second quarter results, including a 17% increase in net revenue, clearly demonstrated our continued ability to grow our top-line from both existing markets and new market acquisitions. As we grew our top-line, we were able to reduce our practice costs as a percentage of revenue, which contributed to an 80 basis point improvement in our operating margin for the quarter and year to date periods.”

Dr. Singer added, “We continue to execute on our strategy through a combination of organic and acquisition growth. We completed five acquisitions year to date this year, two of which represent our continued expansion into sub-acute care. Our acquisition pipeline is robust, as the industry remains highly fragmented. We are confident that we will continue to execute our dual-pronged growth strategy for the remainder of 2010 and beyond.”

Second Quarter 2010

Patient encounters for the three months ended June 30, 2010 increased 15.6% to 920,000, compared to 796,000 for the same period last year. Net revenue for the three months ended June 30, 2010 was $87.6 million, an increase of $12.8 million, or 17.2%, from $74.8 million for the three months ended June 30, 2009. Of this $12.8 million increase, $8.7 million or 68.0% was attributable to same-market area growth and $4.1 million, or 32.0%, was attributable to revenue generated from two new markets which were entered through acquisitions in 2009. Same-market encounters increased 11.0% and patient revenue per encounter increased 1.6% resulting in an increase in same-market patient revenue of 12.8%. Same-market hospital contract and other revenue decreased slightly resulting in an overall 11.6% increase in same market net revenue.

Physician practice salaries, benefits and other expenses for the three months ended June 30, 2010 were $63.1 million, or 71.9% of net revenue, compared to $54.5 million, or 72.9% of net revenue, for the three months ended June 30, 2009.

General and administrative expenses increased $2.3 million, or 18.0%, to $15.0 million, or 17.1% of net revenue, for the three months ended June 30, 2010, as compared to $12.7 million, or 17.0% of net revenue, for the three months ended June 30, 2009.

Income from operations increased $1.9 million, or 27.1%, to $8.9 million, as compared to $7.0 million for the same period in the prior year. The operating margin increased to 10.2% for the three months ended June 30, 2010, up 80 basis points from an operating margin of 9.4% for the three months ended June 30, 2009.

The effective tax rate for the three months ended June 30, 2010 was 39.0% compared to 40.0% for the three months ended June 30, 2009. The decrease in the effective tax rate reflects a change in our effective state tax rate.

Net income increased to $5.4 million for the three months ended June 30, 2010, as compared to $4.1 million for the three months ended June 30, 2009 and net income margin increased to 6.2% from 5.5% for the same period in the prior year. Earnings per diluted share for the second quarter of 2010 were $0.33, compared to earnings per diluted share of $0.25 for the second quarter of 2009, an increase of 32.0%.

Six Months Ended June 30, 2010

Patient encounters for the six months ended June 30, 2010 increased 15.0% to 1,847,000, compared to 1,606,000 for the same period last year. Net revenue for the six months ended June 30, 2010 was $175.3 million, an increase of $24.5 million, or 16.2%, from $150.8 million for the six months ended June 30, 2009. Of this $24.5 million increase, $16.5 million or 67.3% was attributable to same-market area growth and $8.0 million, or 32.7% was attributable to revenue generated from two new markets which were entered through acquisitions in 2009. Same-market encounters increased 10.5% and patient revenue per encounter increased 1.6% resulting in an increase in same-market patient revenue of 12.2%. Same-market hospital contract and other revenue decreased slightly resulting in an overall 10.9% increase in same-market net revenue.

Physician practice salaries, benefits and other expenses for the six months ended June 30, 2010 were $126.7 million, or 72.3% of net revenue, compared to $109.9 million, or 72.9% of net revenue, for the six months ended June 30, 2009.

General and administrative expenses increased $3.9 million, or 15.3%, to $29.0 million, or 16.5% of net revenue, for the six months ended June 30, 2010, as compared to $25.1 million, or 16.7% of net revenue, for the six months ended June 30, 2009.

Income from operations increased $3.7 million, or 25.8%, to $18.3 million, as compared to $14.6 million for the same period in the prior year. The operating margin increased to 10.5% for the six months ended June 30, 2010, up 80 basis points from an operating margin of 9.7% for the six months ended June 30, 2009.

The effective tax rate for the six months ended June 30, 2010 was 39.0% compared to 40.0% for the six months ended June 30, 2009. The decrease in the effective tax rate reflects a change in our effective state tax rate.

Net income increased to $11.2 million for the six months ended June 30, 2010, as compared to $8.6 million for the six months ended June 30, 2009 and net income margin increased to 6.4% from 5.7% for the same period in the prior year. Earnings per diluted share for the six month period ended June 30, 2010 were $0.67, compared to earnings per diluted share of $0.53 for the same period last year, an increase of 26.4%.

Liquidity and Capital Resources

As of June 30, 2010 we had approximately $64.5 million in liquidity, comprised of $34.6 million in cash and cash equivalents, no debt outstanding and an available line of credit of $29.9 million.

Net cash provided by operating activities for the six months ended June 30, 2010 was $15.1 million, compared to $17.3 million for the same period of 2009. The reduction in net cash provided by operations was the result of an increase in accounts receivable and a decrease in accrued compensation. The increase in accounts receivable was due to higher revenue and to the fact that Medicare reimbursement was delayed during the month of June 2010, by order of the Centers for Medicare and Medicaid Services (CMS) prior to Congressional action to increase Medicare rates. Claims are no longer being held by CMS. The decrease in accrued compensation was the result of fewer days of unpaid payrolls as of June 30, 2010. Although accounts receivable increased since December 31, 2009, our days sales outstanding (DSO) decreased to 53.5 DSO as of June 30, 2010, compared to 54.1 DSO as of December 31, 2009. During the first six months of 2010, $12.2 million was used for the acquisition of four physician practices and for earn-out payments on prior acquisitions, compared to $7.9 million in the same period of the prior year.

2010 Guidance

The Company reaffirms its guidance for the full year 2010 and expects revenue to be in the range of $352 million to $361 million and earnings per diluted share to be in the range of $1.34 to $1.43. The Company has provided this outlook based on the following assumptions: (i) weighted average shares outstanding of 16.6 million for the year; (ii) a 39.0% effective tax rate, and (iii) Congress passing legislation to prevent the scheduled December 1, 2010 reduction in the Medicare Physician Fee Schedule. Not included in the assumptions are (i) practice acquisitions completed after today’s date, or (ii) gains or losses related to changes in estimates of earn-outs attributable to practice acquisitions that closed subsequent to December 31, 2008.

Conference Call Information

IPC The Hospitalist Company (IPC) will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning July 26, 2010 at 8:00 p.m. ET (5:00 p.m. PT) and ending on August 9, 2010 at 11:59 p.m. The replay telephone number is 800-642-1687 (USA) or 706-645-9291 (International). Please use the conference ID number 87262946 to access the reply. A live webcast of the call will also be available from the Investor Relations section on the corporate web site at www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning July 26, 2010 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until August 26, 2010 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ: IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers manage the care of patients in coordination with primary care physicians and specialists. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected revenues and earnings, and statements regarding IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2010, including the section titled “Risk Factors”, and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,610	$31,473
Accounts receivable, net	51,526	48,276
Prepaid expenses and other current assets	5,828	8,531

Total current assets	91,964	88,280
Furniture and equipment, net	3,462	3,011
Goodwill	101,526	91,701
Other intangible assets, net	2,363	2,776
Deferred tax assets, net	2,444	2,444

Total assets	$201,759	$188,212

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,080	$4,083
Accrued compensation	16,472	15,017
Payables for practice acquisitions	8,551	10,739
Medical malpractice and self-insurance reserves, current portion	449	706
Accrued professional liability settlement	—	750
Deferred tax liabilities	134	134

Total current liabilities	29,686	31,429
Medical malpractice and self-insurance reserves, less current portion	12,592	11,443
Other long-term liabilities	263	263

Total liabilities	42,541	43,135
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,256,554 and 16,161,813 shares issued and outstanding at June 30, 2010 (unaudited) and December 31, 2009, respectively	16	16
Additional paid-in capital	128,499	125,527
Retained earnings	30,703	19,534

Total stockholders’ equity	159,218	145,077

Total liabilities and stockholders’ equity	$201,759	$188,212

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net revenue	$87,639	$74,783	$175,343	$150,840
Operating expenses:
Cost of services—physician practice salaries, benefits and other	63,052	54,487	126,712	109,948
General and administrative	14,987	12,702	28,980	25,143
Depreciation and amortization	682	575	1,305	1,163

Total operating expenses	78,721	67,764	156,997	136,254

Income from operations	8,918	7,019	18,346	14,586
Investment income	4	24	7	65
Interest expense	(22)	(169)	(44)	(248)

Income before income taxes	8,900	6,874	18,309	14,403
Income tax provision	3,470	2,749	7,140	5,761

Net income	$5,430	$4,125	$11,169	$8,642

Net income per share:
Basic	$0.33	$0.26	$0.69	$0.54

Diluted	$0.33	$0.25	$0.67	$0.53

Weighted average shares:
Basic	16,241,727	16,101,969	16,230,987	16,095,698

Diluted	16,573,563	16,297,914	16,582,034	16,277,320

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Six Months Ended June 30,
	2010	2009
Operating activities
Net income	$11,169	$8,642
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,305	1,163
Stock-based compensation expense	1,507	954
Change in acquisition fair value	92	—
Changes in assets and liabilities:
Accounts receivable	(3,250)	(1,558)
Prepaid expenses and other current assets	2,703	2,375
Accounts payable and accrued liabilities	(3)	(143)
Accrued compensation	1,455	5,583
Medical malpractice and self-insurance reserves	892	317
Accrued professional liability settlement	(750)	—

Net cash provided by operating activities	15,120	17,333

Investing activities
Acquisitions of physician practices	(12,204)	(7,930)
Purchase of furniture and equipment	(1,244)	(710)

Net cash used in investing activities	(13,448)	(8,640)

Financing activities
Repayments of long-term debt, net	—	(8,839)
Net proceeds from issuance of common stock	1,129	395
Excess tax benefits from stock-based compensation	336	140

Net cash provided by (used in) financing activities	1,465	(8,304)

Net increase in cash and cash equivalents	3,137	389
Cash and cash equivalents, beginning of period	31,473	37,394

Cash and cash equivalents, end of period	$34,610	$37,783

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the six consecutive quarters ended June 30, 2010:

	Quarter Ended
	Mar 31 2009	Jun 30 2009	Sep 30 2009	Dec 31 2009	Mar 31 2010	Jun 30 2010
Patient encounters	810,000	796,000	823,000	865,000	927,000	920,000

Employee Data:

The following is a summary of our affiliated hospitalists employed or contracted at the end of six consecutive quarters ended June 30, 2010:

	Quarter Ended
	Mar 31 2009	Jun 30 2009	Sep 30 2009	Dec 31 2009	Mar 31 2010	Jun 30 2010
Employed physicians	589	606	665	703	704	706
Nurse practitioners and physician assistants	85	85	104	105	107	117
Independent contracted physicians	167	187	216	228	221	214

Total	841	878	985	1,036	1,032	1,037